Exhibit 99.a



FOR IMMEDIATE RELEASE

September 30, 1997


                MASCOTECH ANNOUNCES TRANSFER OF EMCO LIMITED EQUITY
                               TO MASCO CORPORATION


      MascoTech announced today that it has exercised its option to transfer its equity holdings in Emco Limited to Masco Corporation. This transfer and a payment of approximately $50 million in cash, satisfies the indebtedness to Masco Corporation incurred last year in connection with the Company's purchase and retirement of certain of its common shares held by Masco Corporation, as previously announced. The transfer of the Company's equity holdings in Emco, which approximates $100 million in value, will result in a pre-tax gain to MascoTech of approximately $46 million in the third quarter of 1997.

      Headquartered in Taylor, Michigan, MascoTech's transportation-related businesses include metal-worked components primarily for vehicle engine and drivetrain applications and automotive aftermarket products.

      Visit MascoTech's website at http://www.mascotech.com. MascoTech's press releases are also available through Company News On-Call by fax, 800-758-5804, extension 535375, or http://www.prnewswire.com.